EXHIBIT 10.11 (c)

CONFORMED COPY

THIRD AMENDMENT TO THE AMENDED AND RESTATED
CASH FLOW SUPPORT AGREEMENT

THIS THIRD AMENDMENT TO THE AMENDED AND RESTATED CASH FLOW SUPPORT AGREEMENT (this "Amendment") dated as of March 31, 2003, is entered into by and among CROWN INVESTMENTS TRUST, a Delaware business trust (the "Supporting Party"), CROWN AMERICAN PROPERTIES, L.P., a Delaware limited partnership, (the "Operating Partnership") and CROWN AMERICAN FINANCING PARTNERSHIP, L.P., a Delaware limited partnership, formerly a Delaware general partnership (the "Financing Partnership" and together with the Operating Partnership, the "Partnerships").

RECITALS

WHEREAS, the Supporting Party and the Partnerships are parties to that certain Amended and Restated Cash Flow Support Agreement dated as of August 17, 1993, as amended by that certain Amendment to the Amended and Restated Cash Flow Support Agreement dated as of December 3, 1997 (as amended, the "Cash Flow Support Agreement"), pursuant to which, inter alia, the Supporting Party agrees to guarantee, on a quarterly basis, up to a maximum of $1,000,000 per quarter (subject to certain adjustments and settlements), that the Guarantee Properties (as defined therein) will satisfy specific performance standards; and

WHEREAS, concurrently with the execution of this Amendment, the Supporting Party and the Operating Partnership will enter into that certain Purchase and Sale Agreement dated as of the date hereof (the "Oak Ridge Sale Agreement") pursuant to which, inter alia, the Operating Partnership has agreed to sell, and the Supporting Party has agreed to purchase, the property located in Anderson County, Tennessee, known as Oak Ridge Mall and certain related assets (the "Oak Ridge Transaction"); and

WHEREAS, Crown American Realty Trust, a Maryland real estate investment trust ("CART"), is the sole general partner of the Operating Partnership; and

WHEREAS, CART owns, inter alia, 32,071,965 Partnership Units (as defined in the Partnership Agreement (defined below)) in the Operating Partnership, which, immediately prior to the effective date of the Seventh Amendment to the Partnership Agreement dated as of the date hereof (the "Seventh Amendment"), represent 76.3103% of the total outstanding Partnership Units in the Operating Partnership (for purposes of clarity, the term "Partnership Units" as used herein does not include the Preferred Partnership Units created pursuant to the Fourth Amendment to the Partnership Agreement); and

WHEREAS, the Supporting Party owns 8,169,939 Partnership Units, which, immediately prior to the effective date of the Seventh Amendment, represent 19.4391% of the Partnership Units; and

WHEREAS, Crown American Investment Corporation, a Delaware corporation and a wholly-owned subsidiary of the Supporting Party, owns 1,786,459 Partnership Units, which, immediately prior to the effective date of the Seventh Amendment, represent 4.2506% of the Partnership Units; and

WHEREAS, the Supporting Party and the Partnerships have agreed that effective as of the closing of the Oak Ridge Transaction (the "Oak Ridge Closing"), the Cash Flow Support Agreement shall be amended, all as set forth more particularly herein.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
AMENDMENT OF CASH FLOW SUPPORT AGREEMENT

1.1 Second Amendment. The Supporting Party and the Partnerships hereby agree that the Second Amendment to the Cash Flow Support Agreement dated as of May 17, 2002 has never been operative, is of no force and effect and has been rescinded by the parties.

1.2 Oak Ridge Mall Amendment. Effective as of the Oak Ridge Closing:

(a) the Cash Flow Support Agreement is hereby amended in its entirety such that the Oak Ridge Mall shall no longer be considered a Guaranty Property (as defined therein), and the Supporting Party shall have no further contribution or other obligations thereunder as relates to the Oak Ridge Mall;

(b) the aggregate limitation of the Supporting Party's obligations under Section 2(a) of the Cash Flow Support Agreement shall be reduced from an amount of $1,000,000.00 per Calendar Quarter (as defined therein) to the amount of $300,000 per Calendar Quarter; and

(c) the Percentage Interest (as defined in the Partnership Agreement) of the Supporting Party in the Operating Partnership shall be reduced from 19.4391% to 14.1267% to reflect, inter alia, an adjustment equivalent to reducing the Supporting Party's Partnership Units by 2,600,000, as evidenced by the Seventh Amendment.

None of the foregoing shall affect any of the other provisions of or any party's obligations under the Cash Flow Support Agreement.

1.3 Contribution and Distribution. Contemporaneous with the Oak Ridge Closing:

(a) the Supporting Party shall contribute to the Operating Partnership the amount of $674,841, representing the contribution due in respect of the Oak Ridge Mall pursuant to the Cash Flow Support Agreement, calculated from January 1, 2003 through and including March 31, 2003 in accordance with past practices; and

(b) The Operating Partnership shall make a distribution under the Partnership Agreement to the Supporting Party in the amount of $559,000, representing a distribution in respect of 2,600,000 Partnership Units, calculated from January 1, 2003 through and including March 31, 2003.

ARTICLE II
TAX MATTERS

2.1 Original Capital Account; Prior Payments. The Supporting Party and the Operating Partnership each acknowledge that (i) the Supporting Party's capital account was originally based upon a valuation of contributed property and (ii) pursuant to the Partnership Agreement, prior payments under the Cash Flow Support Agreement have been treated as additional capital contributions, which have offset the specific allocation of losses to the Supporting Party associated with the reductions of the value of the properties subject to the Cash Flow Support Agreement.

2.2 Reduction of the Supporting Party's Capital Account. The Supporting Party and the Operating Partnership hereby agree that (i) the relief of the Supporting Party's contribution obligations under the Cash Flow Support Agreement will result in a net loss, which shall, as result of a specific allocation of such loss, reduce the Supporting Party's Capital Account (as defined in the Partnership Agreement), (ii) the Capital Accounts of the partners of the Operating Partnership (other than the Supporting Party) shall remain unchanged in connection with the relief of the Supporting Party's contribution obligations under the Cash Flow Support Agreement, and (iii) the loss allocated to the Supporting Party in connection with the relief of the Supporting Party's contribution obligations under the Cash Flow Support Agreement is agreed to be $25,584,000, such amount representing, in the best judgment of the Supporting Party and the Operating Partnership, the amount necessary to account for such relief.

For purposes of this Article II, the phrase "relief of the Supporting Party's contribution obligations under the Cash Flow Support Agreement" shall refer to the relief of the Supporting Party's obligations to make future contributions under the Cash Flow Support Agreement pursuant to this Amendment as a result of the failure of the Oak Ridge Mall to meet the specific performance standards set forth in the Cash Flow Support Agreement.

ARTICLE III
GENERAL PROVISIONS

3.1 Notices. All notices, requests, claims, demands and other communications under this Amendment shall be in writing and shall be delivered by the parties to each other at their respective offices at Pasquerilla Plaza, Johnstown, PA 15901, with copies to Reed Smith LLP, Sullivan & Cromwell and M. James Spitzer, Esquire.

3.2 Interpretation. When a reference is made in this Amendment to a Section, such reference shall be to a Section of this Amendment unless otherwise indicated. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. Whenever the words "include," "includes" or "including" are used in this Amendment, they shall be deemed to be followed by the words "without limitation."

3.3 Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

3.4 Entire Agreement. This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Amendment and are not intended to confer upon any Person other than the parties hereto any rights or remedies.

3.5 Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

3.6 Assignment. Neither this Amendment nor any of the rights, interests or obligations under this Amendment shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Amendment shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

3.7 Severability. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

3.8 Amendments. This Amendment may only be amended by the parties hereto in writing.

3.9 Exculpation. This Amendment shall not impose any personal liability on any shareholder, trustee, trust manager, director, officer, employee or agent of any of the parties hereto, any subsidiary of CART or any partner of either of the Partnerships, and all Persons shall look solely to the property of the parties hereto for the payment of any claim hereunder or for the performance of this Amendment.

3.10 Release. Each of the parties hereto forever releases, discharges and acquits each of the other parties and its respective parents, subsidiaries, affiliates, partners and trustees (and all of the foregoing entities' respective directors, officers, agents, attorneys and employees) of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty of any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses of every type, kind, nature, description or character (including without limitation attorneys' fees and punitive damages) relating to, arising out of or in connection with the matters arising out of the Cash Flow Support Agreement as relates to the Oak Ridge Mall, and irrespective of how, why, or by reason of what facts, whether heretofore existing, now existing or hereafter arising, or which could, might or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length. Each of the parties hereto hereby agrees that the matters released hereby are not limited to matters which are known or disclosed, and hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it by operation of law.

3.11 Definition of Partnership Agreement. As used herein, "Partnership Agreement" shall mean that certain Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of August 17, 1993, as amended by that certain First Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of December 31, 1993, as further amended by that certain Second Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of January 27, 1995 (together with that certain Addendum thereto dated May 3, 1995), as further amended by that certain Third Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of February 1, 1995 (together with that certain Addendum thereto dated as of April 29, 1998), as further amended by that certain Fourth Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of July 1, 1997, as further amended by that certain Fifth Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of December 31, 1997, as further amended by that certain Sixth Amendment to Amended and Restated Agreement of Limited Partnership of Crown American Properties, L.P. dated as of May 28, 1998 (together with that certain Addendum thereto dated as of June 16, 1998, as amended by that certain Amendment thereto dated as of September 10, 1998).

IN WITNESS WHEREOF, the Supporting Party and each of the Partnerships have caused this Amendment to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

CROWN AMERICAN PROPERTIES, L.P.

By: Crown American Realty Trust, its sole general partner

By: /s/ Terry L.Stevens
Terry L. Stevens

Executive Vice President and
Chief Financial Officer

CROWN INVESTMENTS TRUST

By: /s/ Ronald J. Hamilton
Ronald J, Hamilton
Chief Financial Officer

CROWN AMERICAN FINANCING PARTNERSHIP, L.P.

By: Crown American Financing Corporation, its sole general partner

By: /s/ Terry L.Stevens
Terry L. Stevens

Executive Vice President and
Chief Financial Officer

[Signature page to Third Amendment to the Amended and Restated Cash Flow Support Agreement - Oak Ridge Transaction]